EXHIBIT 99.1

Press Release

Lifeway Foods Purchases New Distribution and Warehouse Facility; Annual Shareholder Meeting to Take Place at New Building

Thursday June 9, 5:32 pm ET

MORTON GROVE, Ill., June 9 /PRNewswire-FirstCall/ -- Lifeway Foods, Inc. (Nasdaq: LWAY - News) today announced the purchase of a 100,000-square-foot distribution and warehousing facility that is equipped with 40,000 square feet of refrigeration. In the immediate moment, the facility in Niles, Illinois, will be used to store raw materials and finished goods in order to relieve space pressures at the company's existing 50,000-square foot building, less than a mile away. The freed-up space at the current building will be used to expand production capacity for the company's kefir and other probiotic products. Long term, the Company may add production capacity to the Niles facility as needs arise.

"The warehousing, storage and refrigeration capacity in our Morton Grove facility has been fully used, and we need the space to add production to meet increasing demand for our products," said CEO Julie Smolyansky. "The addition of a second building will give us that space, allow us to cut costs on raw materials by providing the room to store goods in greater quantities, enhance our ability to be an efficient and reliable supplier to our customers, and provide flexibility as we continue to grow.

"It is also a tribute to the memory of Michael Smolyansky, the company's founder, that happens to fall on the third anniversary of his death," she said. "He would be gratified to see the progress we have made in expanding the market for kefir and other functional foods, and how that has led to this new phase in the company's history."

Shareholders and investors can tour the new facility at the annual meeting on June 11 at 11 o'clock am. The meeting location has been changed to 6101 Gross Point Road, Niles, IL 607614.

Lifeway is a manufacturer of cultured, probiotic and functional food products in the health food industry, and is America's leading supplier of the cultured dairy product known as kefir. The Company markets 12 flavors of kefir and does a successful business exporting its products to Canada. The Company also participates in the organic and soy markets with Lifeway Organic(TM), Organic Kefir and Kefir Cheese, Cream Cheese, and America's first soy kefir, called SoyTreat®.

For more information, contact Julie Smolyansky, President, Lifeway Foods, Inc. at (847) 967-1010 or e-mail at info@lifeway.net or visit http://www.lifeway.net .

This news release contains forward-looking statements. Investors are cautioned that actual results may differ materially from such forward-looking statements. Forward-looking statements involve risks and uncertainties including, but not limited to, competitive pressures and other important factors detailed in the Company's reports filed with the Securities and Exchange Commission.